SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2011

SELECTICA, INC.
(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real
San Mateo, California 94403
(Address of Principal Executive Offices)

(408) 570-9700
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01.	Other Events.

On December 20, 2011, Selectica, Inc. (the “Company”) announced that it had received indications of interest to purchase additional shares of the Company’s common stock (the “Common Stock”) pursuant to its open purchase period previously announced by the Company on December 7, 2011 and described on the Company’s Current Report on Form 8-K filed December 8, 2011 where two of the Company’s stockholders have indicated an interest in increasing their beneficial ownership without becoming “Acquiring Persons” within the meaning of the Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent, dated January 2, 2009, as amended (the “Rights Agreement”).  An independent committee (the “Independent Committee”) of the Company’s Board of Directors determined that such increases in beneficial ownership would not jeopardize the value of the Company’s net operating loss carry forwards, treat all stockholders fairly and equitably and maximize stockholder value.  As a result, the Independent Committee has granted an exemption under the Rights Agreement to the two stockholders such that each may acquire beneficial ownership of certain amounts of additional shares requested.  Of the indications of interests received, one was from one of the Company’s larger stockholders, which indicated an interest to purchase additional shares of Common Stock that would result in such stockholder holding in excess of 20% of the Company’s outstanding Common Stock.  The Independent Committee determined, in the exercise of its business judgment, to grant limited exemptions from the Rights Plan for purchases of such additional shares of Common Stock.  In connection with the grant of the exemption, the Company required that the shares of the larger stockholder be bound by the voting agreement with the Company pursuant to which shares which constituted 15% or more of the Company’s outstanding Common Stock held by the stockholder would be required to be voted to mirror the votes (pro and con) of all stockholders not subject to such an agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2011

SELECTICA, INC.

By:	/s/ Todd Spartz
Name: Todd Spartz
Title: Chief Financial Officer